Exhibit 10.3
13 May 2008
Mr R Houghton
[Address]
Dear Richard,
Amendment to Term and Conditions of Employment
Further to your conversation with Chris O’Kane and in line with the recent change in your responsibilities, this letter confirms the action taken by the Compensation Committee on April 29th 2008 to increase your salary to £350,000 per annum. This change is effective from 1st May 2008.
All other terms and conditions remain the same.
You will appreciate that salary information is confidential to yourself and the Company.
Yours sincerely

/s/ Chris Woodman
Chris Woodman
Group Head of Human Resources